EXHIBIT 10.1

                         Letter of Agreement

This Letter of Agreement is entered into on October 11, 2000 by and between Computerized Thermal Imaging Inc. International ("CTII de Mexico"), a corporation duly organized and existing under the laws of the country of Mexico, and Computerized Thermal Imaging, Inc. ("CTI"), a corporation duly organized and existing under the laws of the state of Nevada, U.S.A. and located at 476 Heritage Park Blvd, Suite 210, Layton, Utah 84041.

                               Recitals

1. CTI develops and deploys thermal imaging and associated technologies for use in the enhancement of medical screening, diagnosis and patient management. It is currently seeking FDA approval for the use of the Computerized Thermal Imaging System as an adjunctive diagnostic test to the mammogram and clinical examination for the detection of breast cancer.

2. CTII de Mexico provides marketing support, deployment of product, in-country political consulting and financing throughout Central and South America (Latin America).

3. On October 28, 1999 CTI and CTII de Mexico entered into two agreements ("Agreements") to develop an exclusive relationship in Central and South America (Latin America).

4. Both CTI and CTII de Mexico wish to terminate the Agreements and any other contractual relationship between the CTI and CTII de Mexico, including that certain Purchase Order ("Purchase Order") dated June 5, 2000.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, CTI and CTII de Mexico hereby agree as follows:

CTI and CTII de Mexico mutually agree to terminate the Agreements and the Purchase Order ab initio (the termination is effective as of October 28, 1999 for the Agreements and as of June 5, 2000 for the Purchase Order), including all of the terms and conditions in the Agreements and the Purchase Order, and hereby release each other from any and all obligations arising out of or relating to the Agreements and the Purchase Order and the performance by such other party thereunder. As part of the termination of the Agreements and the Purchase Order, both parties hereby agree as follows:

1. CTII de Mexico shall no longer represent CTI in expanding its business in Central and South America (Latin America).

2.  CTII de Mexico shall not be obligated to purchase any equipment from CTI.

3. CTII de Mexico shall no longer have a right of first refusal on Health Card manufacturing worldwide.

4. CTII de Mexico shall not receive options of CTI common stock or any other compensation provided for in the Agreements or the Purchase Order.

5. CTI shall not be obligated to provide any technology, equipment or training to CTII de Mexico, including the ten units ordered by CTII de Mexico in the Purchase Order.

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6.  CTI shall not receive 15% of the common shares of CTII de Mexico.

7. CTI and CTII de Mexico shall bear the respective costs of any performance under the Agreements or the Purchase Order to date.

8. CTI shall return to CTII de Mexico the $1.75 million deposit, along with interest accrued at a rate of 6.5% from the date the deposit was received by CTI to the date of this Letter of Agreement, provided by CTII de Mexico in connection with the ten units ordered pursuant to the Purchase Order.

This Letter of Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

In witness whereof, CTI and CTII de Mexico have each caused this agreement to be executed on the 11th day of October, 2000, by their respective authorized representatives.


Computerized Thermal Imaging, Inc.


By:  /s/Richard V. Secord
--------------------------
Name: Richard V. Secord
Title: Chairman & CEO


Computerized Thermal Imaging, Inc. International


By:  /s/Jay Tayebi
     -------------
Name: Jay Tayebi
Title: CEO



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